Exhibit 99.1

uniQure Reaquires Development and Commercialization Rights

for its Gene Therapy Candidate in Hemophilia B

~ Company now owns full global rights to late-stage program with clinical proof-of-concept ~

Lexington, MA and Amsterdam, the Netherlands, July 31, 2017 — uniQure N.V. (NASDAQ:QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced that it has entered into an agreement with Chiesi Group to reacquire the rights to co-develop and commercialize its hemophilia B gene therapy in Europe and other select territories and to terminate their co-development and license agreement.

“We are very pleased to reach an agreement with Chiesi to acquire back European and other territorial rights to our lead gene therapy program in hemophilia B,” stated Matthew Kapusta, Chief Executive Officer of uniQure.  “By regaining unencumbered, global rights to a late-stage program that has demonstrated significant clinical benefit for patients with hemophilia B, we believe uniQure is better positioned to accelerate the global clinical development plan, maximize shareholder return on our pipeline and take advantage of new potential opportunities related to the program. We are grateful for the substantial investments that Chiesi has made in AMT-060, and we have been fortunate to have them as a collaboration partner over the years.”

“As we recently announced, we have made significant progress in preparing for a late-stage clinical program in hemophilia B and look forward to providing additional updates this fall,” added Mr. Kapusta.

“Chiesi’s decision was driven by recent changes in our strategic priorities,” stated Ugo Di Francesco, Chief Executive Officer of Chiesi.  “We greatly appreciate the advances uniQure has made in the development of AMT-060 over the years and sincerely wish them the best as they advance this potentially exciting gene therapy to patients.  We will continue to support the transition and expect it will be relatively quick and seamless.”

In 2013, uniQure and Chiesi entered into an agreement for the co-development and commercialization of a hemophilia B gene therapy in Europe and other select territories, including an equal sharing of all development related costs.  Under the terms of the agreement announced today, uniQure will be responsible for all future development costs related to its hemophilia B program, including approximately $3 million of expenses in 2017 that would have otherwise been shared with Chiesi.  The Company does not expect the transaction will impact its previous cash guidance, and continues to anticipate cash on hand will be sufficient to fund operations into 2019.

As a result of the transaction, uniQure expects to recognize in the third quarter of 2017 the remaining deferred revenue of approximately $14 million from non-refundable payments received from Chiesi in 2013.

About uniQure

uniQure is delivering on the promise of gene therapy - single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with hemophilia, Huntington’s disease and cardiovascular diseases. www.uniQure.com

About Chiesi Group

Based in Parma, Italy, Chiesi Farmaceutici is an international research-focused Healthcare Group, with over 80 years of experience in the pharmaceutical industry, present in 26 countries. Chiesi researches, develops and markets innovative drugs in the respiratory therapeutics, specialist medicine and rare disease areas. Its R&D organization is headquartered in Parma (Italy), and integrated with 6 other key R&D groups in France, the USA, the UK, Sweden and Denmark to advance Chiesi’s pre-clinical, clinical and registration programmes. Chiesi employs nearly 5,000 people.

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the future development of our hemophilia B program, the transition of development efforts from Chiesi and the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies and/or development of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with corporate reorganizations and strategic shifts, collaboration arrangements, our and our collaborators’ clinical development activities, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s Quarterly Report on Form 10-Q filed on May 9, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

Maria E. Cantor	Tom Malone
Direct: 339-970-7536	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 339-223-8541
m.cantor@uniQure.com	t.malone@uniQure.com

Eva M. Mulder
Direct: +31 20 240 6103
Mobile: +31 6 52 33 15 79
e.mulder@uniQure.com